Exhibit 99.1

ATWOOD OCEANICS ANNOUNCES APPOINTMENT OF MARK W. SMITH

AS SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

HOUSTON, June 4, 2015 — Atwood Oceanics, Inc. (NYSE: ATW) announced today that Mark W. Smith has been appointed as the company’s Senior Vice President and Chief Financial Officer. Mr. Smith will report directly to Rob Saltiel, President and Chief Executive Officer, and will have responsibility for the company’s global financial operations. The appointment has been approved by Atwood’s Board of Directors and was effective June 3, 2015.

Mr. Saltiel remarked, “We are very pleased to appoint Mark Smith as our Senior Vice President and Chief Financial Officer. Mark’s financial acumen, high energy level and continuous service with our company will serve him well in advancing Atwood’s financial strategy and in communicating with our investor base. I look forward to working with Mark in his new and expanded role.”

Mr. Smith commented, “I appreciate the opportunity to lead Atwood’s financial function, and my team will strive to deliver market-leading performance for our shareholders through our collective efforts. Atwood’s strong balance sheet and keen focus on cost discipline will aid us greatly during the current industry downturn.”

On May 27, 2015, Mr. Smith was appointed as Chief Financial Officer on an interim basis. Prior to this, he served as Vice President, Chief Accounting Officer and Controller since May 2014 and in other finance and administrative roles since joining the Company in February 2009. Including his service to the Company, Mr. Smith has over 20 years’ experience in the financial, consulting and energy industries.

Atwood Oceanics, Inc. is a leading offshore drilling company engaged in the drilling and completion of exploration and development wells for the global oil and gas industry. The Company currently owns 12 mobile offshore drilling units and is constructing two ultra-deepwater drillships. The Company was founded in 1968 and is headquartered in Houston, Texas. Atwood Oceanics, Inc. common stock is traded on the New York Stock Exchange under the symbol “ATW.”

As part of our ongoing commitment to our shareholders, Atwood Oceanics uses a variety of Social Networks sites to disseminate company information. For a full list of the official Social Media pages for Atwood Oceanics, please visit the Social Media Disclaimer page of our IR site at: http://ir.atwd.com/GenPage.aspx?IID=4010374&GKP=210376

Forward Looking Statements

Statements contained in this press release with respect to the future, including future performance are forward-looking statements. These statements reflect management’s reasonable judgment with respect to future events. Forward-looking statements are subject to numerous risks, uncertainties and assumptions and actual results could differ materially from those anticipated as a result of various factors including: our ability to effectively respond to market conditions. Other factors that may impact actual results are described and discussed in our most recently filed annual report on Form 10-K, in our Forms 10-Q for subsequent periods and in our other filings with the Securities and Exchange Commission which are available on the SEC’s website at www.sec.gov. Each forward looking statement speaks only as of the date of the particular statement and we undertake no duty to update the content of this press release or any forward-looking statement contained herein to conform the statement to actual results or to reflect changes in our expectations.

Media Contact: Evelyn Nordin

Treasurer

281-749-7881